Exhibit 99.2

SCITOR HOLDINGS, INC.

and SUBSIDIARY

(Includes Scitor Corporation and Subsidiaries)

Consolidated Balance Sheets as of March 31, 2015

and September 30, 2014, and the Related Consolidated

Statements of Comprehensive Income and Cash Flows for the Six Months Ended

March 31, 2015 and March 31, 2014, Consolidated Statement of Shareholders’ Equity for the Six Months Ended March 31, 2015, and Supplemental Schedules

(Unaudited)

SCITOR HOLDINGS, INC. and subsidiary

Index to Financial Statements and Supplemental Schedules

Page (s)
Consolidated Financial Statements
Unaudited Consolidated Balance Sheets	2
Unaudited Consolidated Statements of Comprehensive Income	3
Unaudited Consolidated Statement of Shareholders’ Equity	4
Unaudited Consolidated Statements of Cash Flows	5-6
Notes to Unaudited Consolidated Financial Statements	7-22
Consolidating Supplemental Schedules
Unaudited Condensed Consolidating Balance Sheets	24-25
Unaudited Condensed Consolidating Statements of Income	26-27
Notes to Unaudited Condensed Consolidating Schedules	28

SCITOR HOLDINGS, INC. and SUBSIDIARY

Unaudited Consolidated Balance Sheets

As of March 31, 2015 and September 30, 2014

(In thousands, except par value and share amounts)

	2015	2014
Assets
Current assets:
Cash and cash equivalents	$23,276	$71,038
Restricted cash	26	53
Accounts receivable	75,854	76,824
Deferred income taxes, current portion	—	1,997
Prepaid and other current assets	2,878	2,387
Total current assets	102,034	152,299

Equipment and leasehold improvements, net	20,655	22,248
Unamortized debt issuance cost	1,063	1,715
Goodwill	285,330	285,330
Intangible assets, net	121,266	126,905
Deferred income taxes	14,337	12,144
Other long-term assets	1,182	1,140
Total assets	$545,867	$601,781

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,111	$4,024
Accrued salaries and related liabilities	17,075	18,773
Accrued liabilities to subcontractors	25,213	28,041
Accrued interest	54	35
Employee retirement benefit obligations	5,599	6,212
Deferred income taxes, current portion	2,735	—
Other accrued liabilities	2,116	2,345
Total current liabilities	55,903	59,430

Senior debt	194,748	254,479
Deferred rent expense	6,925	6,947
Other long-term liabilities	9,918	10,768
Total liabilities	267,494	331,624

Commitments

Shareholders’ equity:
Common stock, $0.01 par value; 25,000,000 shares authorized; 22,498,558.14 shares issued and outstanding	225	225
Additional paid-in capital	310,172	308,614
Accumulated deficit	(32,024)	(38,682)
Accumulated other comprehensive loss	—	—
Total shareholders’ equity	278,373	270,157
Total liabilities and shareholders’ equity	$545,867	$601,781

The accompanying notes are an integral part of these consolidated financial statements.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Unaudited Consolidated Statements of Comprehensive Income

For the Six Months Ended March 31, 2015 and March 31, 2014

(In thousands)

	2015	2014
Revenues	$294,550	$284,288

Costs and expenses:
Direct wages and other direct costs	117,187	110,660
Subcontractor costs	102,030	105,872
Administrative and other operating expenses	58,840	57,203
Total costs and expenses	278,057	273,735

Operating income	16,493	10,553

Other income (expense):
Interest expense	(7,392)	(7,476)
Interest income and other, net	96	231
Total other income (expense)	(7,296)	(7,245)

Income before income taxes	9,197	3,308

Income tax expense	2,539	1,767

Net income	6,658	1,541

Other comprehensive income:
Change in fair value of cash flow hedge, net of income tax of $0.2 million in 2014	—	466
Total other comprehensive income	—	466

Comprehensive income	$6,658	$2,007

The accompanying notes are an integral part of these consolidated financial statements.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Unaudited Consolidated Statement of Shareholders’ Equity

For the Six Months Ended March 31, 2015

(In thousands)

	Common stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total
	Shares	Amount
Balance at September 30, 2014	22,499	$225	$308,614	$—	$(38,682)	$270,157

Stock-based compensation	—	—	1,558	—	—	1,558

Comprehensive income	—	—	—	—	6,658	6,658

Balance at March 31, 2015	22,499	$225	$310,172	$—	$(32,024)	$278,373

The accompanying notes are an integral part of these consolidated financial statements.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Unaudited Consolidated Statements of Cash Flows

For the Six Months Ended March 31, 2015 and March 31, 2014

(In thousands)

	2015	2014
Cash flows from operating activities:
Net income	$6,658	$1,541
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,972	2,659
Amortization of intangible assets	5,639	9,808
Amortization of debt issuance costs	653	392
Amortization of debt discount	270	162
Deferred income taxes	2,540	1,765
Stock-based compensation	1,558	1,805
Changes in operating assets and liabilities:
Accounts receivable	970	15,574
Prepaid expenses and other assets	(535)	(78)
Accounts payable	(913)	(632)
Accrued salaries and related liabilities	(1,698)	(5,380)
Accrued liabilities to subcontractors	(2,828)	(3,375)
Accrued interest	19	(37)
Employee retirement benefit obligations	(613)	(5,397)
Tenant improvement advance from landlord	(53)	(461)
Decrease of liability associated with rabbi trust	—	(7,711)
Other, net	(1,130)	365
Net cash provided by operating activities	13,509	11,000

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(58,256)
Sale of investments in rabbi trust	—	7,711
Purchase of equipment and leasehold improvements	(1,298)	(1,859)
Decrease in restricted cash	27	461
Net cash used in investing activities	(1,271)	(51,943)

Cash flows from financing activities:
Repayments on senior debt	(60,000)	—
Net cash used in financing activities	(60,000)	—

Net change in cash	(47,762)	(40,943)
Cash, beginning of period	71,038	83,059
Cash, end of period	$23,276	$42,116

The accompanying notes are an integral part of these consolidated financial statements.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Unaudited Consolidated Statements of Cash Flows (Continued)

For the Six Months Ended March 31, 2015 and March 31, 2014

(In thousands)

	2015	2014
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$6,451	$6,964

Income taxes	$—	$1

Supplemental disclosure of non-cash activities:
Fair value of assets acquired through acquisitions	$—	$67,009
Fair value of liabilities assumed through acquisitions	$—	$8,215
Decrease in fair value of the interest rate swap liability	$—	$470
Tax expense recorded in OCI associated with change in swap liability	$—	$178
Leasehold improvements financed by landlords	$79	$—

The accompanying notes are an integral part of these consolidated financial statements.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

1.	Business and Significant Accounting Policies

Incorporation and Ownership

Scitor Holdings, Inc., a Delaware corporation, is the parent company of Scitor Corporation and its subsidiaries (“the Company”).  Scitor Corporation has 100% ownership of S-TEK, LLC and Kinsey Technical Services, Inc. (“KTSi”), which was acquired in December 2013. The acquisition is discussed in further detail in Note 10.  Scitor Holdings, Inc. has no operations except for the 100% ownership of Scitor Corporation and its subsidiaries.  References to Scitor Corporation, exclusive of its subsidiaries’ activities, are identified as “Scitor Corp (stand-alone).”

Business

Scitor Corporation and KTSi are C corporations and are headquartered in Reston, Virginia.  The companies provide engineering and management consulting services to the U.S. intelligence community, the Department of Defense, and aerospace and defense companies serving those agencies.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). The unaudited consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company’s financial position as of March 31, 2015 and September 30, 2014, and its results of operations and cash flows for the six months ended March 31, 2015 and March 31, 2014. The results are not necessarily indicative of the results to be expected for any other interim period or for any other future year.

Principles of Consolidation

The consolidated financial statements include the accounts of Scitor Holdings, Inc. and its subsidiary.  All intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company’s revenue is derived primarily from long-term contracts.  Revenue on cost-reimbursable contracts is recognized monthly to the extent of direct costs incurred plus a provisional amount for recovery of indirect costs (payroll burden and overhead) plus direct travel, subcontracts, and other costs, if any, plus a negotiated amount of fee.  In the case of cost-reimbursable contracts with fixed fee, a pro rata share of the fee is recognized monthly at 100% of the contractually negotiated fee percentage up to the maximum negotiated fee amount.  In the case of cost-reimbursable contracts with award fee, where the fee earned is dependent on contractor performance, a pro rata share of the fee is recognized monthly on the basis of historic award fee percentages awarded by a specific customer times the full value of the contractually negotiated award fee pool.  Award fees are generally measured over six-month periods.  Revenue on time and materials contracts is recognized monthly based on direct hours incurred times fixed hourly rates, plus direct travel and other costs, if any.  These contract types are accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605-10, Revenue – Overall (Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition).

Revenue on long-term fixed price contracts is recognized using the percentage of completion method, in accordance with ASC 605-35, Revenue Recognition – Construction-Type and Production-Type Contracts, and utilizes an estimate at completion for revenue recognition.  Under the cost-to-cost method, anticipated losses on firm fixed price contracts are recorded in the period in which they become known.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

Billings for indirect costs under cost-reimbursable contracts are based on provisional rates that permit recovery of indirect costs (payroll burden and overhead).  Indirect costs are billed in accordance with the provisional rates and are subject to adjustment by the Defense Contract Audit Agency’s (“DCAA”) audit of allowable indirect costs incurred and negotiation of final rates between the Company and the Administrative Contracting Officer (“ACO”).  Variances between provisional costs billed and the final determination are subject to billing adjustments once the final determination has been made.  Final rates have been negotiated through and including fiscal year 2007.

Concentrations of Credit Risk

The Company provides services to the U.S. government and technology and aerospace companies in the United States and grants credit based on an evaluation of the customer’s financial condition, generally without requiring collateral.  Exposure to losses on receivables is principally dependent on each customer’s financial condition.  The Company continually monitors its exposure to credit losses and, historically, has not experienced significant losses.

Cash and Cash Equivalents

As of March 31, 2015 and September 30, 2014, the Company had cash balances that exceeded the federal depository limit and all cash balances were held with one U.S. financial institution.  For purposes of the consolidated financial statements, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost.  Depreciation expense for computer equipment and furniture and fixtures is computed using the straight line method over estimated useful lives of four years, and amortization expense for software is computed using the straight line method over estimated useful lives of three years.  Leasehold improvements are amortized over the shorter of the estimated useful lives of the related improvements or the lease term.  Equipment and leasehold improvements may be assessed for impairment when events or changes in circumstances indicate possible impairment.  During the six months ended March 31, 2015 and March 31, 2014, no events or changes in circumstances have triggered an impairment assessment.

Income Taxes

Income taxes are accounted for using the asset and liability method, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of assets and liabilities, their respective tax bases, and operating loss and tax credit carryforwards.

ASC 740, Income Taxes, requires deferred tax assets to be reduced by a valuation allowance if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  In accordance with the requirement, the Company regularly reviews the recoverability of its deferred tax assets and establishes a valuation allowance if appropriate.

Income tax expense, deferred tax amounts carried on the Company’s consolidated balance sheet, and net operating loss carryforwards are discussed in Note 8.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain asset and liability balances and related disclosures and the reported amounts of revenue and expenses during the reporting period.  Management periodically assesses the estimates used to prepare the consolidated financial statements and updates the estimates as necessary.  Actual results could differ from the estimates made by management.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

Financial Instruments

The Company accounts for derivative instruments and hedging activities under ASC 815, Derivatives and Hedging.  Derivatives are recognized at fair value as either assets or liabilities on the consolidated balance sheet, and gains and losses are recognized based on changes in fair value.  Gains and losses associated with derivatives that are deemed to be effective are deferred in accumulated other comprehensive loss on the consolidated balance sheet until realization.  The ineffective portion of derivatives, if any, is recognized in earnings.

The Company entered into an interest rate swap agreement in April 2011 to protect against increases in floating rates of interest.  The agreement expired in April 2014 and is described in further detail in Note 6.

Fair Value of Financial Instruments

The Company recognizes financial instruments on its consolidated balance sheet at fair value, as prescribed under ASC 820, Fair Value Measurement.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability between market participants in an orderly transaction, and is measured based on an established hierarchy of inputs.  ASC 820 also requires expanded disclosures about the use of fair value measurements.  As discussed in Note 6, the long-term debt agreement currently in place and the interest rate swap agreement that expired in April 2014 are impacted by these fair value provisions.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation.  ASC 718 requires an entity to recognize an expense within the entity’s income statement for all share-based payment arrangements, including nonqualified stock options.  The expense is equal to the fair value of the stock options on the grant date, net of estimated forfeitures, recognized over the requisite service period.  The Company uses the Black-Scholes option-pricing model to estimate the fair value of stock options as of the grant date.  The Company’s stock-based compensation plan is accounted for as an equity plan under ASC 718.  Refer to Note 4 for a discussion of the Company’s stock-based compensation plan.

Business Combinations

The Company accounts for business combinations in accordance with ASC 805, Business Combinations.  ASC 805 requires an entity to use the acquisition method of accounting in which the entity allocates the purchase price of an acquisition to the tangible and intangible assets purchased and liabilities assumed based upon their respective fair values at the date of acquisition.  The excess of purchase price over those fair values is recorded as goodwill.  Transaction costs associated with business combinations are expensed as they are incurred.  Refer to Note 10 for a discussion of the Company’s acquisitions.

Goodwill and Intangible Assets

Goodwill represents the excess purchase price over the fair value of assets acquired and liabilities assumed in a business combination.  Goodwill and intangible assets, such as the Company’s trademark, that are determined to have an indefinite useful life, are not amortized, but instead are tested for impairment at least annually.  Goodwill is tested on the basis of two reporting units, as further discussed in Note 11.  Intangible assets with estimable useful lives are amortized over their respective lives and are assessed for impairment when events or changes in circumstances indicate possible impairment.  The Company’s intangible assets are discussed further in Note 11.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, which created ASC 606, Revenue from Contracts with Customers.  The core principle of ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The guidance also requires additional disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.  The guidance is effective for nonpublic entities for fiscal years beginning after December 15, 2017 (the Company’s fiscal year 2019) using either a retrospective approach or a simplified transition approach.  Early adoption is permitted for fiscal years beginning after December 15, 2016.  The Company is currently evaluating the accounting, transition, and disclosure requirements of the standard and its impact on the Company’s consolidated financial statements.

Other recent accounting pronouncements issued by the FASB during the six months ended March 31, 2015 and through the date the consolidated financial statements were available to be issued did not have, and are not expected to have, a material impact on the Company’s consolidated financial statements.

2.	Accounts Receivable

Of the $75.9 million reflected in accounts receivable on the consolidated balance sheet as of March 31, 2015, approximately $30.4 million had been billed as of that date.  The majority of the remaining unbilled amount of approximately $45.5 million represents revenue recorded in the month of March 2015 and billed to customers in April 2015.  As of September 30, 2014, $23.5 million of the $76.8 million reflected in accounts receivable on the consolidated balance sheet had been billed.  The majority of the remaining unbilled amount of $53.3 million represented revenue recorded in the month of September 2014 and billed to customers in October 2014.

Accounts receivable contain amounts that are billed in accordance with the terms and conditions of the related contracts.  As discussed above, unbilled accounts receivable include revenue recorded in the last month of the fiscal year, plus recoverable costs and accrued profits that had been earned but had not been billed as of the close of the fiscal year.

As of March 31, 2015 and September 30, 2014, all of the Company’s unbilled receivables were due within one year.  For the six months ended March 31, 2015 and March 31, 2014, approximately 85% and 86%, respectively, of the Company’s revenues were related to contracts with U.S. government agencies.  There were $0.3 million of write-offs of uncollectible accounts during the six months ended March 31, 2015 and there were less than $0.1 million of write-offs during the six months ended March 31, 2014.  Due to immaterial accounts receivable write-offs on a historical basis and the payment record of the Company’s current customer base, the Company has not established an allowance for uncollectible accounts.

3.	Equipment and Leasehold Improvements

Equipment and leasehold improvements as of March 31, 2015 and September 30, 2014 are shown in the following table (in thousands):

	2015	2014
Computer equipment	$5,334	$5,166
Furniture and fixtures	13,334	13,109
Leasehold improvements	30,672	29,687
Software	1,290	1,290
	50,630	49,252

Accumulated depreciation and amortization	(29,975)	(27,004)
Total	$20,655	$22,248

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

Included in the March 31, 2015 balance above, is approximately $0.9 million of leasehold improvements that had not been put into service as of March 31, 2015.  The facility improvements are expected to be completed at various dates in fiscal year 2015, at which time the Company will begin recognizing depreciation on the assets. Included in the September 30, 2014 balance above, is approximately $0.2 million of leasehold improvements that had not been put into service as of September 30, 2014.  The facility improvements are expected to be completed at various dates in fiscal year 2015, at which time the Company will begin recognizing depreciation on the assets.

Depreciation and amortization expense for the six months ended March 31, 2015 and March 31, 2014 totaled approximately $3.0 million and $2.7 million, respectively.

Periodically, the Company negotiates agreements with landlords under which the landlord either i) pays contractors directly for improvements made to a facility occupied by the Company, or ii) reimburses the Company for payments made by the Company directly to contractors for the improvements.  Amounts included in leasehold improvements that are paid by landlords, either directly or via reimbursement, under the Company’s various lease agreements are also reflected as a liability on the Company’s consolidated balance sheet.  This liability is reduced through a deduction to rent expense, generally over the life of the applicable lease term.  The long-term portion of these amounts, totaling approximately $9.9 million and $10.8 million as of March 31, 2015 and September 30, 2014, respectively, is reflected in other long-term liabilities on the consolidated balance sheet.  The short-term portion of these amounts, totaling approximately $1.9 million as of March 31, 2015 and September 30, 2014, is reflected in other accrued liabilities on the consolidated balance sheet.

4.	Shareholders’ Equity

Common Stock

On January 8, 2013, the board of directors of Scitor Holdings, Inc. authorized a modification to the Scitor Holdings, Inc. Certificate of Incorporation, which authorized the issuance of 25.0 million shares of $0.01 par value voting common stock and 2.0 million shares of $0.01 par value nonvoting cumulative preferred stock.  As of March 31, 2015 and September 30, 2014, there were 22,498,558.14 shares of $0.01 par value voting common stock outstanding and no shares of $0.01 par value nonvoting cumulative preferred stock outstanding.

Stock-Based Compensation

On August 2, 2013, a majority of the shareholders of Scitor Holdings, Inc. approved the board of directors’ adoption of the 2013 Stock Option Plan of Scitor Holdings, Inc. (“the Plan”).  The Plan provides for the granting of nonqualified stock options and/or incentive stock options to purchase 2,225,132 shares of Scitor Holdings, Inc. $0.01 par value voting common stock.

On August 2, 2013, 2,225,132 nonqualified stock options were granted to certain employees of the Company (“FY13 Options”).  During the fiscal year ended September 30, 2014, 104,000 options were forfeited, and 26,000 unexercised options expired.    On October 1, 2014, 130,000 options were granted to certain employees of the Company (“FY15 Options”).  Therefore, as of March 31, 2015, there were no remaining shares available for issuance under future grants under the Plan.

The contractual expiration of all outstanding options is August 2, 2023.  The options are contingent upon the optionee’s continued employment with the Company, and have a graded-vesting schedule of 20% per vesting period over approximately 4.4 years for the FY13 Options and approximately 3.3 years for the FY15 Options, as shown below:

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

FY13 Options
Vesting Date	Length of Vesting Period (in years)		Vesting Percentage
January 11, 2014	0.4	[1]	20%
January 11, 2015	1.0		20%
January 11, 2016	1.0		20%
January 11, 2017	1.0		20%
January 11, 2018	1.0		20%
Total	4.4		100%

1 162 days from the grant date to the first vesting date

FY15 Options
Vesting Date	Length of Vesting Period (in years)		Vesting Percentage
October 1, 2014	—		20%
January 11, 2015	0.3	[1]	20%
January 11, 2016	1.0		20%
January 11, 2017	1.0		20%
January 11, 2018	1.0		20%
Total	3.3		100%

1 102 days from the grant date to the first vesting date

The outstanding options also contain specific provisions related to cash and non-cash changes in ownership or control of the Company, which would result in an acceleration of the vesting of the options.  The options are subject to the terms and conditions of a separate management stockholders agreement that contains a repurchase feature that provides the right to repurchase shares obtained from option exercise upon an employee’s termination of employment with the Company.  A share repurchase is prohibited for six months following exercise of the option.  In the event of a dividend declared on the Company’s common stock, optionees are entitled to receive the equivalent value of the dividend as described in the Plan.  Option exercises outside of a change in ownership or control of the Company will be settled by the issuance of new shares of Scitor Holdings, Inc. $0.01 par value voting common stock.

The following table provides additional information related to the options under the Plan for the six months ended March 31, 2015:

	Number of Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term
Outstanding at September 30, 2014	2,095,132	$27.21
Granted	130,000	$23.58
Exercised	—	—
Forfeited	—	—
Expired	—	—
Outstanding at March 31, 2015	2,225,132	$27.00	8.3 years

Exercisable at March 31, 2015	890,053	$27.00	8.3 years

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

The Company records stock-based compensation expense for the options based on the estimated grant-date fair value of the options using the Black-Scholes option-pricing model.  The Black-Scholes model estimates the per-share fair value of an option on the option’s grant date using the following factors: the price of the underlying stock on the date of grant, the exercise price of the option, the expected term of the option, the risk-free interest rate over the option’s expected term, the expected dividend yield, and the expected stock price volatility.  The Black-Scholes fair value of the options is recognized over the requisite service period, net of a forfeiture rate assumption.  The following table presents the assumptions made for the options granted during the six months ended March 31, 2015.  There were no options granted during the six months ended March 31, 2014.

FY15 Options
Expected term [1]	6.06 years - 6.99 years
Risk-free interest rate [2]	2.08% - 2.26%
Expected dividend yield [3]	0.00%
Expected volatility [4]	36.31% - 37.21%
Forfeiture rate [5]	0.00%

Weighted-average grant date fair value per share	$7.62

1 The Company estimated expected terms in consideration of the contractual terms of the options and the expected exercise behavior of optionees.

2 The risk-free interest rate is based on U.S. Treasury Strip yields in effect at the time of grant with terms equal to the expected terms of the options.

3 The Company does not have a history of recurring dividends, nor does the Company anticipate any future recurring dividends.

4 The Company does not have sufficient historic volatility data since its stock is not publicly traded.  The expected volatility is based on the historical volatility of comparable public companies over terms equal to the expected terms of the options.

5 The forfeiture rate is estimated at the time of grant based on historical information. The forfeiture rate will be revised, if necessary, in subsequent periods if actual forfeitures differ from the estimate.

The Company recognizes stock-based compensation expense using the straight-line method over the requisite service period, which is the grant date through the last vesting period of the grant.  Stock-based compensation expense is reflected in administrative and other operating expenses on the consolidated statement of comprehensive income.  During the six months ended March 31, 2015 and March 31, 2014, the Company recognized $1.6 million and $1.8 million, respectively, in stock-based compensation expense.

The total fair value of options vested during the six months ended March 31, 2015 was $2.6 million.  As of March 31, 2015, the Company had $6.8 million of unrecognized stock-based compensation expense related to nonvested options, which will be recognized over the remaining vesting period of 2.8 years.

5.	Long-term Debt and Line of Credit Agreement

On February 15, 2011, the Company entered into a credit agreement consisting of a term loan of $275.0 million and a revolving credit facility of $30.0 million, with a combined debt discount of $1.7 million.  The revolving loan commitment provides for the issuance of up to $10.0 million in letters of credit.

Certain third party (legal and underwriting) fees associated with the credit agreement, totaling $3.7 million, were capitalized and are being amortized over the respective lives of the term loan and revolving credit facility.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

The credit agreement expires on February 15, 2017, which is the term loan maturity date, and the revolving loan feature of the agreement expires on February 15, 2016.  The credit agreement contains operational, reporting, financial, and other restrictive covenants.  Such covenants include quarterly compliance with total leverage and interest coverage ratios.  Substantially all of the Company’s property is pledged as collateral under the senior credit agreement.  For the six months ended March 31, 2015 and March 31, 2014, the Company was in compliance with the covenants.  The credit agreement also restricts the ability of the Company or any subsidiaries to pay dividends, issue additional debt, sell or purchase assets, merge or consolidate, or purchase common or preferred stock.

The term loan requires the Company to repay $2.8 million annually, in four equal quarterly payments.  From the inception date of the term loan and through March 31, 2015, the Company has made scheduled principal payments on the term loan, totaling $4.8 million.  During the fiscal year ended September 30, 2012 and the six months ended March 31, 2015, the Company made voluntary principal payments totaling $15.0 million and $60.0 million, respectively.  Under the provisions of the credit agreement, the voluntary principal payments were applied to the loan balance to reduce scheduled payments in order of maturity.  Accordingly, the Company is not required to make another principal payment until the remaining loan balance becomes due at the term loan’s expiration in February 2017.

The Company is required to make an annual payment equal to a percentage of excess cash flow, as defined in the credit agreement, with the percentage to be paid calculated under total leverage ratios as of the fiscal year end.  Any required excess cash flow payment is due no later than 105 days after the end of the Company’s fiscal year.  The Company is permitted to apply voluntary principal payments toward any required excess cash flow payment.

The Company wrote off a proportionate amount of the corresponding capitalized debt issuance costs and debt discount related to the $60.0 million of voluntary principal payments made during the six months ended March 31, 2015.  Approximately $0.3 million of debt issuance costs and approximately $0.1 million of debt discount were written off to reflect the reduction in the principal balance of the debt.  The write-off is included in interest expense on the Company’s consolidated statement of comprehensive income.

Under the credit agreement, the Company has the option of financing the term loan under floating London Interbank Offered Rate (“LIBOR”) based rates with a floor of 150 basis points, plus a credit spread of 350 basis points, or at a rate based on the higher of the bank prime rate or the Federal Funds Rate (plus 50 basis points) plus a premium of 250 basis points.

In accordance with the requirements of the credit agreement, the Company entered into a LIBOR based interest rate swap effective April 28, 2011 and assumed a fixed rate of interest on $150.0 million of its senior term debt, in exchange for the transfer to the counterparty of the floating rate of interest on this debt.  The hedging agreement is discussed in greater detail in Note 6.

As of March 31, 2015, the outstanding term loan bore interest based on one-month LIBOR rates, with a floor of 150 basis points, and was priced at a rate of 5.0% per annum, including the applicable credit spread.  Interest on the term loan, and on any amounts outstanding under the revolving credit agreement, is paid monthly.

During the six months ended March 31, 2015 and March 31, 2014, the Company made no borrowings under the revolving credit facility.  As of March 31, 2015 and September 30, 2014, the Company had no outstanding letters of credit under the credit agreement, and the Company’s net borrowing capacity under the revolving loan commitment totaled $30.0 million.

As of March 31, 2015 and September 30, 2014, the net carrying amount of the term debt was $194.7 million and $254.5 million, respectively, net of the related unamortized debt discount of $0.4 million and $0.7 million, respectively.  The future principal maturities on the term debt as of March 31, 2015, excluding amounts that may become due after the close of each fiscal year in connection with the excess cash flow provision, are as follows (in thousands):

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

Fiscal Years Ending September 30	Senior Debt
2015	$—
2016	—
2017	195,188
Total	$195,188

6.	Financial Instruments

Interest Rate Swap

On March 4, 2011, the Company entered into a LIBOR based interest rate swap effective April 28, 2011, in accordance with the requirements of the credit agreement discussed in Note 5.  Under the swap, the Company assumed a fixed rate of interest on $150.0 million of its senior term debt, in exchange for the transfer to the counterparty of the floating rate of interest on this debt.  The floating rates of interest were based on three-month LIBOR rates, with a floor of 150 basis points.  The Company paid interest quarterly, at a rate of 2.19% per annum for the fixed rate of interest assumed in the swap agreement.  Thus, the hedged portion of the outstanding term loan was priced at a rate per annum of 5.69%, which included a credit spread of 350 basis points.  In accordance with the interest rate swap agreement, the amount covered under the swap dropped to $135.0 million as of April 30, 2013, and remained at that level until the agreement expired on April 30, 2014.

The Company’s swap transaction was accounted for as a cash flow hedge.  The Company documented the relationship between the hedging instrument and the underlying debt, as well as the strategy associated with the hedge transaction.  The Company would discontinue hedge accounting prospectively if it determined that the swap transaction was no longer effective in offsetting changes in the fair value, or cash flows, of the underlying debt.  The Company performed a quarterly analysis of the effectiveness of the hedge transaction and a quarterly assessment of the credit quality of the counterparty.

The fair value of the interest rate swap was derived from a discounted cash flow analysis based on the terms of the swap contract and an interest rate curve, measured as Level 2 inputs.  This amount was reflected as a current liability in other accrued liabilities on the consolidated balance sheet and was offset in equity by the effective portion of the fair value in accumulated other comprehensive loss, net of tax.  Amounts are reclassified from accumulated other comprehensive loss into earnings when a portion of the hedge is deemed ineffective or if a gain or loss is realized on the hedged transaction.  During the fiscal year ended September 30, 2014, all amounts associated with the hedge were released from accumulated other comprehensive loss as a result of the hedge’s expiration.

The change in fair value of the interest rate swap is shown as a non-cash item on the consolidated statement of cash flows.  Cash flows associated with the swap agreement are included in operating activities on the consolidated statement of cash flows.  The ineffective portion of the fair value of the hedge is reflected in interest expense on the consolidated statement of comprehensive income.

During the six months ended March 31, 2014, the fair value of the liability tied to the swap agreement decreased and resulted in income tax expense of approximately $0.2 million, which was recorded in accumulated other comprehensive loss.

The following table presents the effect of the interest rate swap on the consolidated statements of comprehensive income (in thousands):

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

Statements of Comprehensive Income

	Amount of Realized Gain Recognized in Interest Expense (Ineffective Portion)	Amount of Current Year Income Tax Expense Recorded to Accumulated OCI as a Result of Decrease in Swap Liability
Six Months Ended March 31, 2014 Cash flow hedge	$4	$178

Six Months Ended March 31, 2015 Cash flow hedge	$—	$—

Rabbi Trust Assets

As of September 30, 2013, the Company held rabbi trust assets associated with a deferred compensation plan.  The assets were offset by a corresponding liability representing amounts owed to participants.  The deferred compensation plan was terminated in fiscal year 2013 and the balances were paid out to participants in the first quarter of fiscal year 2014.

Fair Value of Financial Instruments

Assets and liabilities measured at fair value on a recurring basis (the interest rate swap and rabbi trust assets) are discussed above.  During the first quarter of fiscal year 2014, the rabbi trust assets were paid out to participants, and the interest rate swap expired on April 30, 2014.  Therefore, as of March 31, 2015 and September 30, 2014, there was no fair value for these items.

For cash equivalents, restricted cash, accounts receivable, other short- and long-term assets, accounts payable, and short- and long-term liabilities other than debt, the Company estimates that the carrying value for each item approximates its fair value.  The fair value of the Company’s senior debt as of March 31, 2015 and September 30, 2014 was $194.9 million and $252.6 million, respectively, based on prices for trades made among the market participants as of the respective dates.

7.	Commitments

Leases

The Company leases its facilities and computer equipment under operating lease agreements that generally require the Company to pay property taxes, insurance, and normal maintenance costs.

Certain agreements provide for renewal options ranging from one to five years and include increases in future lease payments based on the Consumer Price Index and defined escalation factors, and certain agreements provide for rent holidays.  The total amount of base rent payments is charged to expense on the straight-line method over the terms of the facility leases that contain defined escalation clauses.  The Company has recorded deferred rent expense to reflect the excess of rent expense over cash payments, as shown on the consolidated balance sheet.  Rent and rent-related expenses for the six months ended March 31, 2015 and March 31, 2014 were approximately $10.1 million and $9.2 million, respectively.  Future minimum payments to be recorded in the remaining fiscal year and in subsequent fiscal years for the Company’s lease obligations as of March 31, 2015 are as follows (in thousands):

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

Fiscal Years Ending September 30	Operating Leases
Remainder of 2015	$10,461
2016	20,317
2017	16,962
2018	13,720
2019	13,055
Thereafter	31,095

Total future minimum payments	$105,610

8.	Income Taxes

Income tax expense for the six months ended March 31, 2015 and March 31, 2014 is shown in the following table (in thousands):

	2015	2014
Current:
Federal	$—	$—
State	(1)	2
	(1)	2

Deferred:
Federal	2,024	1,431
State	516	334
	2,540	1,765

Total income tax expense	$2,539	$1,767

The Company’s provision for income taxes for the six months ended March 31, 2015 and March 31, 2014 differs from its federal statutory rate primarily due to nondeductible transaction costs, state income taxes, nondeductible meals and entertainment expense, and changes in the valuation allowance.

The Company’s deferred tax assets and liabilities as of March 31, 2015 and September 30, 2014 are shown in the following table (in thousands):

	2015	2014
Deferred tax assets	$78,330	$76,154
Deferred tax liabilities	66,728	62,013
Total net deferred tax asset	11,602	14,141

Less: current tax asset (liability)	(2,735)	1,997
Long-term tax asset	$14,337	$12,144

As of the fiscal years ended September 30, 2014 and September 30, 2013, the Company had net operating loss carryforwards for federal tax purposes of approximately $80.2 million and $72.9 million, respectively.  These amounts begin to expire in 2026.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

ASC 740, Income Taxes, requires deferred tax assets to be reduced by a valuation allowance if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  In accordance with the requirement, the Company regularly reviews the recoverability of its deferred tax assets and establishes a valuation allowance if appropriate.  In determining the amount of any required valuation allowance, the Company considers the history of profitability, projections of future profitability, the reversal of future taxable temporary differences, the overall amount of the deferred tax assets, and the timeframe necessary to utilize the deferred tax assets prior to their expiration.

As of September 30, 2014, the Company had a valuation allowance of $0.1 million against its deferred tax assets.  At that time, the Company believed that, based on a number of factors, the available objective evidence created sufficient uncertainty regarding the Company’s ability to realize certain deferred tax assets, resulting in the required valuation allowance.   As of March 31, 2015, the Company believes that the tax benefit of the Company’s net deferred tax assets will be fully realized.  Accordingly, the Company did not have a valuation allowance as of March 31, 2015.

As previously discussed in Note 6, during the six months ended March 31, 2014, the fair value of the liability tied to the swap agreement decreased and resulted in income tax expense of approximately $0.2 million, which was recorded in accumulated other comprehensive loss.

The Company assesses its tax position using the provisions of ASC 740 with respect to uncertain tax positions.  In accordance with ASC 740, an uncertain tax position is assessed based on a more-likely-than-not threshold of being sustained.  Should the tax position meet the more-likely-than-not threshold, the Company is permitted to recognize the full benefit of the tax position.  A loss contingency will be recognized when the threshold is not met.  As of March 31, 2015 and September 30, 2014, the Company had no liabilities related to uncertain tax positions.

As of March 31, 2015, the earliest tax year still subject to federal and most state examinations is fiscal year 2012.

9.	Employee Retirement Plans

Scitor Corp (stand-alone)

Employees with full-time or part-time status are eligible to participate in the Scitor Corporation Salary Savings and Profit Sharing Plan (“the 401(k) Plan”) upon the first day of employment.  The 401(k) Plan provides for voluntary salary deferrals by eligible participants in accordance with Section 401(k) of the Internal Revenue Code.  Contributions to the 401(k) Plan are recorded as expense as the amounts are earned by employees.

Effective February 1, 2009, Scitor Corp (stand-alone) began accruing retirement-related expenses for eligible employees under the Scitor Corporation Equity Participation Plan (“the EPP”).  The EPP is a profit sharing plan that meets the requirements of Section 401(a) of the Internal Revenue Code, with the Scitor Corporation Equity Participation Trust (“the Trust”) formed under the agreement being exempt from taxation under Section 501(a) of the code.  Participation eligibility in the EPP is the same as the participation eligibility in the 401(k) Plan, except that employees hired as part of an acquisition are not eligible.

Under the EPP, contributions to the Trust may be made in the form of stock or cash.  When contributions are made in the form of stock, the issuance of the stock to the Trust does not occur until the first quarter following the close of the fiscal year.  As of March 31, 2015 and September 30, 2014, the Trust held 2,605,136.67 shares of Scitor Holdings, Inc. $0.01 par value voting common stock.

During the six months ended March 31, 2015, Scitor Corp (stand-alone) made retirement contributions on behalf of employees in the form of cash to the 401(k) Plan.  Total retirement expense for the six months ended March 31, 2015 amounted to $10.1 million.  During the six months ended March 31, 2014, Scitor Corp (stand-alone) made retirement contributions on behalf of employees in the form of cash to both the 401(k) Plan and the Trust.  Total retirement expense for the six months ended March 31, 2014 amounted to $7.5 million.

As of March 31, 2015 and September 30, 2014, Scitor Corp (stand-alone) had accrued $5.6 million and $5.7 million, respectively, under employee retirement benefit obligations on the consolidated balance sheet.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

KTSi

KTSi employees with full-time status are eligible to participate in the Kinsey Technical Services, Inc. 401(k) Plan (“the KTSi 401(k) Plan”) upon the first day of employment.  Part-time, temporary, and seasonal employees are eligible to participate after completing one year of service.  The KTSi 401(k) Plan provides for voluntary salary deferrals by eligible participants in accordance with Section 401(k) of the Internal Revenue Code.  Contributions to the KTSi 401(k) Plan are recorded as expense as the amounts are earned by employees.

During the six months ended March 31, 2015 and March 31, 2014, KTSi made retirement contributions on behalf of employees in the form of cash to the KTSi 401(k) Plan.  Total retirement expense for the six months ended March 31, 2015 and March 31, 2014 amounted to $0.1 million.

As of March 31, 2015, KTSi had accrued less than $0.1 million under employee retirement benefit obligations on the consolidated balance sheet. As of September 30, 2014, KTSi had accrued $0.5 million under employee retirement benefit obligations on the consolidated balance sheet.

10.	Acquisitions

KTSi

On December 13, 2013, the Company paid $19.7 million to acquire 100% of the outstanding stock of KTSi, which became a wholly-owned subsidiary of the Company.  KTSi provides technical solutions and engineering support to customers in the Department of Defense, intelligence community, and other U.S. government agencies.  As a result of the acquisition, the Company increased its strategic presence within the high-end engineering and scientific fields and gained a highly-technical employee base.

The acquisition was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations.  The acquisition accounting has been reflected on KTSi’s financial statements.  The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values as of December 13, 2013, with the excess allocated to goodwill.  Included in the value allocated to goodwill is the underlying value attributed to the specialized workforce acquired in the transaction.  The Company identified customer relationships as a definite-lived intangible asset acquired in the transaction.  Customer relationships consist of acquired contracts that have a history of renewal, and the intangible asset was valued based on the estimated future cash flows from the contracts’ future expected renewals.  A 9.8 year useful life was estimated based on an analysis of the length of the contracts and the future expected renewals.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

The following table summarizes the allocation of the purchase price to the fair value of assets acquired and liabilities assumed in the acquisition (in thousands):

Cash	$538
Accounts receivable	3,206
Income tax refund receivable	1,114
Deferred income taxes, current	77
Equipment and leasehold improvements, net	156
Goodwill	12,043
Customer relationships	10,000
Other assets	78
Total assets acquired	27,212

Accounts payable	1,736
Income tax refund payable	1,114
Deferred income taxes, noncurrent	3,796
Other liabilities	858
Total liabilities assumed	7,504

Total net purchase price	$19,708

The assigned goodwill and customer relationships are not deductible for tax purposes.

Asset Purchase

On September 20, 2013, the Company signed an agreement under which it would acquire a line of business from a company in a similar line of business.  The transaction closed on November 21, 2013 with a purchase price of $39.1 million.  As part of the agreement, the Company hired 113 employees supporting 16 contracts.  As a result of the acquisition, the Company increased its strategic presence within its customer base and gained a highly-technical employee base.

The acquisition was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations.  The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values as of November 21, 2013, with the excess allocated to goodwill.  Included in the value allocated to goodwill is the underlying value attributed to the specialized workforce acquired in the transaction.  The Company identified customer relationships as a definite-lived intangible asset acquired in the transaction.  Customer relationships consist of acquired contracts that have a history of renewal, and the intangible asset was valued based on the estimated future cash flows from the contracts’ future expected renewals.  A 14.6 year useful life was estimated based on an analysis of the length of the contracts and the future expected renewals.

The following table summarizes the allocation of the purchase price to the fair value of assets acquired and liabilities assumed in the acquisition (in thousands):

Accounts receivable	$7,208
Goodwill	16,489
Customer relationships	16,100
Total assets acquired	39,797

Accrued vacation	711
Total liabilities assumed	711

Total net purchase price	$39,086

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

The assigned goodwill and customer relationships, totaling $32.6 million, will be amortized over 15 years for tax purposes.

11.	Goodwill and Intangible Assets

Goodwill represents the excess purchase price over the fair value of assets acquired and liabilities assumed in a business combination.  The goodwill carrying value as of March 31, 2015 and September 30, 2014 was approximately $285.3 million.

The Company’s goodwill and indefinite-lived intangible asset (the Company’s trademark) are tested annually for impairment.  Goodwill is tested on the basis of two reporting units, as indicated in the following table (in thousands):

	Reporting Unit #1: Scitor Corp (stand-alone)	Reporting Unit #2: KTSi	Total
Goodwill balance	$273,287	$12,043	$285,330

Any indicated impairment would require the recognition of an impairment loss.  For the six months ended March 31, 2015 and March 31, 2014, and since the initial recognition of goodwill and the indefinite-lived intangible asset, tests for impairment have been conducted, resulting in concluded fair values in excess of the assets’ carrying values.  Thus, no impairment has been indicated.

The definite-lived intangible assets are assigned economic useful lives, if applicable, and such asset balances are amortized over the assigned useful lives.  The amounts assigned to the intangible asset categories, as valued under an initial valuation, net of applicable amortization, are shown in the following table (in thousands):

	Balance at September 30, 2014	Six Months Ended March 31, 2015 Additions	Six Months Ended March 31, 2015 Amortization	Balance at March 31, 2015	Useful Life (Years)
U.S. government contracts	$19,623	$—	$4,454	$15,169	8 - 11
Trademark	82,000	—	—	82,000	N/A
Customer relationships	25,282	—	1,185	24,097	7 - 15
Total	$126,905	$—	$5,639	$121,266

The gross balance of the intangible asset categories, and accumulated amortization as of March 31, 2015, are shown in the table below (in thousands):

	Gross Carrying Amount	Accumulated Amortization
U.S. government contracts	$139,418	$124,249
Trademark	82,000	—
Commercial contracts and relationships	10,864	10,864
Customer relationships	61,720	37,623
Non-compete agreements	39,500	39,500
Total	$333,502	$212,236

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

Amortization expense is included in administrative and other operating expenses on the consolidated statement of comprehensive income.  Amortization of the above-described intangible assets will conclude in fiscal year 2028.  The table below reflects the Company’s estimate of future amortization of these intangible assets to be recorded in the remaining fiscal year and in subsequent fiscal years (in thousands):

Fiscal Years Ending September 30	Total
Remainder of 2015	$5,621
2016	9,760
2017	4,359
2018	3,541
2019	2,243
Thereafter	13,742
Total	$39,266

12.	Acquisition by SAIC

On March 1, 2014 the Company entered into a definitive agreement and plan of merger pursuant to which it agreed to be acquired by Science Applications International Corporation (“SAIC”).  The transaction closed on May 4, 2015.

Scitor Holdings, Inc. common stock was sold for $24.4299 per share on May 4, 2015, net of $43.0 million in proceeds that was placed in escrow under the terms of the Merger Agreement.  The amounts placed in escrow, excluding any amounts required for adjustments to Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash, and certain indemnification claims made by SAIC, as defined in the Merger Agreement, will be distributed proportionately to the selling equityholders after a period of 90 days to 36 months following the closing.

13.	Subsequent Events

The Company evaluated all subsequent events through July 17, 2015, the date the consolidated financial statements were available to be issued, to determine whether circumstances warranted recognition and disclosure of those events or transactions in the financial statements as of March 31, 2015.  No material recognized or unrecognized subsequent events were identified, with the exception of the acquisition by SAIC discussed in Note 12.

Consolidating Supplemental Schedules

SCITOR HOLDINGS, INC. and SCITOR CORPORATION and Subsidiaries

Unaudited Condensed Consolidating Balance Sheet

As of March 31, 2015

(In thousands)

	Scitor Holdings, Inc.	Scitor Corp (stand-alone)	KTSi, Inc.	S-TEK, LLC	Eliminations	Consolidated
	As of March 31, 2015
Assets
Current assets:
Cash and cash equivalents	$—	$19,365	$3,911	$—	$—	$23,276
Restricted cash	—	—	26	—	—	26
Accounts receivable	—	72,502	5,220	—	(1,868)	75,854
Prepaid and other current assets	—	2,765	113	—	—	2,878
Total current assets	—	94,632	9,270	—	(1,868)	102,034
Equipment and leasehold improvements, net	—	20,558	97	—	—	20,655
Unamortized debt issuance cost	—	1,063	—	—	—	1,063
Goodwill	—	273,287	12,043	—	—	285,330
Intangible assets, net	—	112,592	8,674	—	—	121,266
Deferred income taxes	—	18,358	(4,021)	—	—	14,337
Other long-term assets	—	1,169	13	—	—	1,182
Investment in subsidiary, at cost	304,862	19,708	—	—	(324,570)	—
Total assets	$304,862	$541,367	$26,076	$—	$(326,438)	$545,867
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$—	$3,107	$1,002	$—	$(998)	$3,111
Accrued salaries and related liabilities	—	15,907	1,168	—	—	17,075
Accrued liabilities to subcontractors	—	23,743	2,340	—	(870)	25,213
Accrued interest	—	54	—	—	—	54
Employee retirement benefit obligations	—	5,596	3	—	—	5,599
Deferred income taxes, current portion	—	3,060	(325)	—	—	2,735
Other accrued liabilities	—	2,064	52	—	—	2,116
Total current liabilities	—	53,531	4,240	—	(1,868)	55,903
Senior debt	—	194,748	—	—	—	194,748
Deferred rent expense	—	6,909	16	—	—	6,925
Other long-term liabilities	—	9,918	—	—	—	9,918
Total liabilities	—	265,106	4,256	—	(1,868)	267,494
Total shareholders’ equity	304,862	276,261	21,820	—	(324,570)	278,373
Total liabilities and shareholders’ equity	$304,862	$541,367	$26,076	$—	$(326,438)	$545,867

SCITOR HOLDINGS, INC. and SCITOR CORPORATION and Subsidiaries

Unaudited Condensed Consolidating Balance Sheet

As of September 30, 2014

(In thousands)

	Scitor Holdings, Inc.	Scitor Corp (stand-alone)	KTSi, Inc.	S-TEK, LLC	Eliminations	Consolidated
	As of September 30, 2014
Assets
Current assets:
Cash and cash equivalents	$—	$68,489	$2,549	$—	$—	$71,038
Restricted cash	—	53	—	—	—	53
Accounts receivable	—	73,474	4,694	—	(1,344)	76,824
Deferred income taxes, current portion	—	1,930	67	—	—	1,997
Prepaid and other current assets	—	2,308	79	—	—	2,387
Total current assets	—	146,254	7,389	—	(1,344)	152,299
Equipment and leasehold improvements, net	—	22,127	121	—	—	22,248
Unamortized debt issuance cost	—	1,715	—	—	—	1,715
Goodwill	—	273,287	12,043	—	—	285,330
Intangible assets, net	—	117,721	9,184	—	—	126,905
Deferred income taxes	—	16,317	(4,173)	—	—	12,144
Other long-term assets	—	1,126	14	—	—	1,140
Investment in subsidiary, at cost	304,862	19,708	—	—	(324,570)	—
Total assets	$304,862	$598,255	$24,578	$—	$(325,914)	$601,781
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$—	$3,349	$1,252	$—	$(577)	$4,024
Accrued salaries and related liabilities	—	18,011	762	—	—	18,773
Accrued liabilities to subcontractors	—	27,303	1,505	—	(767)	28,041
Accrued interest	—	35	—	—	—	35
Employee retirement benefit obligations	—	5,708	504	—	—	6,212
Other accrued liabilities	—	2,345	—	—	—	2,345
Total current liabilities	—	56,751	4,023	—	(1,344)	59,430
Senior debt	—	254,479	—	—	—	254,479
Deferred rent expense	—	6,936	11	—	—	6,947
Other long-term liabilities	—	10,768	—	—	—	10,768
Total liabilities	—	328,934	4,034	—	(1,344)	331,624
Total shareholders’ equity	304,862	269,321	20,544	—	(324,570)	270,157
Total liabilities and shareholders’ equity	$304,862	$598,255	$24,578	$—	$(325,914)	$601,781

SCITOR HOLDINGS, INC. and SCITOR CORPORATION and Subsidiaries

Unaudited Condensed Consolidating Statement of Income

For the Six Months Ended March 31, 2015

(In thousands)

	Scitor Holdings, Inc.	Scitor Corp (stand-alone)	KTSi, Inc.	S-TEK, LLC	Eliminations	Consolidated
	Six months ended March 31, 2015
Revenues	$—	$282,590	$14,467	$—	$(2,507)	$294,550

Costs and expenses:
Direct wages and other direct costs	—	112,649	4,538	—	—	117,187
Subcontractor costs	—	97,663	6,776	—	(2,409)	102,030
Administrative and other operating expenses	—	56,650	2,288	—	(98)	58,840
Total costs and expenses	—	266,962	13,602	—	(2,507)	278,057

Operating income	—	15,628	865	—	—	16,493

Total other expense	—	7,296	—	—	—	7,296

Income before income taxes	—	8,332	865	—	—	9,197

Income tax expense (benefit)	—	2,950	(411)	—	—	2,539

Net income	$—	$5,382	$1,276	$—	$—	$6,658

SCITOR HOLDINGS, INC. and SCITOR CORPORATION and Subsidiaries

Unaudited Condensed Consolidating Statement of Income

For the Six Months Ended March 31, 2014

(In thousands)

	Scitor Holdings, Inc.	Scitor Corp (stand-alone)	KTSi, Inc.	S-TEK, LLC	Eliminations	Consolidated
	Six months ended March 31, 2014
Revenues	$—	$277,855	$7,566	$219	$(1,352)	$284,288

Costs and expenses:
Direct wages and other direct costs	—	108,110	2,404	146	—	110,660
Subcontractor costs	—	103,818	3,388	—	(1,334)	105,872
Administrative and other operating expenses	—	55,974	1,207	40	(18)	57,203
Total costs and expenses	—	267,902	6,999	186	(1,352)	273,735

Operating income	—	9,953	567	33	—	10,553

Total other expense	—	7,238	3	4	—	7,245

Income before income taxes	—	2,715	564	29	—	3,308

Income tax expense	—	1,376	391	—	—	1,767

Net income	$—	$1,339	$173	$29	$—	$1,541

SCITOR HOLDINGS, INC. and SCITOR CORPORATION and Subsidiaries

Notes to Unaudited Condensed Consolidating Schedules

1.	Basis of Presentation

The condensed consolidating balance sheets and statements of income are for Scitor Holdings, Inc. and Scitor Corporation and its subsidiaries.  As described in Note 1 of the accompanying consolidated financial statements of Scitor Holdings, Inc. and Subsidiary, Scitor Holdings, Inc. is the parent company of Scitor Corporation and its subsidiaries and has no operations except for the 100% ownership of Scitor Corporation and its subsidiaries.

2.	Condensed Information

The condensed consolidating balance sheets reflect total shareholders’ equity as a single line item, and the condensed consolidating statements of income reflect total other expense as a single line item.

3.	Consolidation Information

Separate accounting records are maintained for each entity listed in the condensed consolidating balance sheets and statements of income.  All intercompany balances and transactions are eliminated.